Exhibit 99.2
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Kevin Inda
Corporate Communications, Inc.
407-566-1180
Kevin.Inda@cci-ir.com
Media Contact:
Julie White
Director, Corporate Communications
641-787-2040
Julie.White@iowatelecom.com
IOWA TELECOM COMPLETES ACQUISITION
OF SHERBURNE TELE SYSTEMS
NEWTON, Iowa — (July 1, 2009) — Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced that the communications company has completed its acquisition of substantially all the assets of Sherburne Tele Systems, Inc., headquartered in Big Lake, Minnesota for the purchase price of approximately $82.0 million, subject to certain balance sheet and tax adjustments. Sherburne Tele Systems is a closely held telecommunications company serving nine communities adjacent to the Minneapolis/St. Paul Metropolitan Area. Sherburne’s operations include its ILEC services, marketed as Connections, Etc., and CLEC services provided through its wholly-owned subsidiary, NorthStar Access.
“Connections, Etc. and NorthStar Access customers will continue to experience high quality telephone, Internet and television services from the same friendly, knowledgeable staff,” said Alan L. Wells, Chairman and CEO of Iowa Telecom. “Sherburne is a well-run operation and has been a leader in providing local telecommunications service in central Minnesota. We look forward to working with the Sherburne team as we continue to expand communications services throughout the Midwest.”
Iowa Telecom is making the acquisition through Lakedale Telephone Company and other wholly-owned subsidiaries. Lakedale Telephone, based in nearby Annandale, Minnesota, is already subject to Minnesota regulations and tariffs. The company plans to continue operating under the existing Connections, Etc. and NorthStar Access names.
As of March 31, 2009, the Sherburne operations serve approximately 15,100 ILEC telephone access lines, 9,900 CLEC lines, 14,400 DSL high-speed Internet customers and 3,700 video subscribers. For the year ended December 31, 2008, Sherburne generated revenues of $29.2 million and EBITDA, as adjusted, of approximately $11.1 million.
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IWA Iowa Telecom Completes Acquisition of Sherburne Tele Systems

July 1, 2009
Sherburne, doing business as Connections, Etc., provides ILEC services to customers in four rural Minnesota exchanges, including Becker, Big Lake, Glendorado-Santiago and Zimmerman. Sherburne provides CLEC services through NorthStar Access in certain of the incumbent territories of Qwest. Its CLEC customers are located near the Twin Cities in Cambridge, Elk River, Mora, North Branch and Princeton.
Sherburne owns 33% of SHAL Networks, Inc. and SHAL, LLC, which owns and leases a 2,500 mile fiber-optic network throughout Minnesota. This network provides Sherburne and third parties with access to low cost, high quality transport facilities. Through the combined ownership of Lakedale Telephone and Sherburne, Iowa Telecom now owns 66% of SHAL Networks, Inc. and SHAL, LLC.
About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company and its subsidiaries serve over 450 Iowa communities, 10 Minnesota communities and employs approximately 800 people. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.
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